EXHIBIT 99.1

                                                                                  NEWS

For Immediate Release                                                                                                   CONTACT:   Craig Tireman
April 19, 2005                                                                                                                                             (201) 476-5410

Butler International, Inc. announces delay in filing of Form 10-K

MONTVALE, NJ . . . Butler International, Inc. (NASDAQ SC: BUTL) announced today that it would require additional time to file its 2004 Annual Report on Form 10-K.

             In connection with the audit of its 2004 consolidated financial statements, the Company, along with its independent public accountants, is conducting a review of the classification of receivables from Chief Executive Magazine for the years ended December 31, 2004 and 2003.  The review may entail a reclassification of a portion or all of the receivables totaling $3.1 million from current assets to long-term assets, which may lead to a restatement for the year ended December 31, 2003.  The Company does not expect that a reclassification or restatement would impact earnings.

                 Butler previously received an automatic 15-day extension for the filing of its Form 10-K for fiscal year 2004 pursuant to Rule 12b-25.  As a result of the expiration of the 15-day extension, the Company will request from NASDAQ a further extension for compliance under Rule 4310(c)(14).

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings.  Butler's global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives.  During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more.  If you would like to find out more about Butler's value-added global services, visit us on the web at www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission.  Such risks and uncertainties may not be controllable by the Company.  To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

 Mindpower for a Changing WorldSM
World Headquarters
New River Center, 200 E. Las Olas Boulevard, Suite 1730, Ft. Lauderdale, FL 33315
www.butler.com